U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2016

MTGE Investment Corp.
(Exact name of registrant as specified in its charter)

MARYLAND	001-35260	45-0907772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 12th Floor, Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 968-9220

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
By written consent executed as of December 28, 2016, the Board of Directors (the “Board”) of MTGE Investment Corp. (the “Company”) set the number of directors who constitute the Board to four and appointed Julia L. Coronado to the Board, effective immediately. Ms. Coronado was elected to a term that continues until the Company’s 2017 annual meeting of stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Ms. Coronado was also elected to the Audit and the Compensation and Corporate Governance Committees.
Ms. Coronado, 48, currently serves as the Chief Economist for Graham Capital Management, an alternative investment firm. In her role at Graham Capital, Ms. Coronado is responsible for formulating the company’s global forecast for inflation and monetary and fiscal policy and also serves on the Investment and Risk Committees. Prior to joining Graham Capital, Ms. Coronado was Chief Economist, North America, and Managing Director at BNP Paribas from 2009 to 2014. From 2006 to 2009, she was a Senior U.S. Economist and Director at Barclays Capital, where she helped formulate the forecast for the U.S. economy and Fed policy. Earlier in her career, Ms. Coronado served as an Economist at the Federal Reserve Board of Governors. In addition to her work at Graham Capital, Ms. Coronado is currently a member of the New York Federal Reserve’s Treasury Market Practice Group and Economic Advisory Panel and also serves on the Brookings Economic Studies Council. Ms. Coronado holds a Ph.D. in Economics from the University of Texas at Austin and a B.S. in Economics from the University of Illinois at Urbana-Champaign.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTGE INVESTMENT CORP.
Dated: December 28, 2016	By:	/s/ Kenneth L. Pollack
Kenneth L. Pollack Senior Vice President, Chief Compliance Officer and Secretary